Eastern Consulting
5030 Champion Blvd, G6-236
Boca Raton, FL 33499

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective September 21, 2005 is entered into by and between VSUS Technologies, Incorporated. (herein referred to as the “Company”) and Eastern Consulting (herein referred to as the “Consultant”).

RECITALS

WHEREAS, Company desires to engage the services of Consultant to create opportunities for VSUS Technologies, Incorporated (VSUS.),

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.
Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company and the Consultant hereby agrees to provide services to the Company commencing upon September 21, 2005 and ending on September 20, 2007.

2.	Duties of Consultant. The consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section 1:

(a)  Consult and assist the Company in creating product & brand awareness.
(b)      Assist company with marketing & advertising of the company’s products.
(c)  Facilitation of new accounts (IE: PROPTC).
(d)  Advise company on potential acquisition.
(e)  Advise the company of future financing needs.
(f)  And any other items the company feels the Consultant can help with.

3.
Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and dully authorized representative of the Company in connection with the conduct of its marketing & advertising and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expanded and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. It is explicitly understood that Consultant’s performance of its duties hereunder will in no way be measured by the price of the Company’s common stock, nor the trading volume of the Company’s common stock. It is also understood that the Company is entering into this Agreement with Eastern Consulting, and not any individual member of Eastern Consulting, and as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of Eastern Consulting leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

Eastern Consulting
5030 Champion Blvd, G6-236
Boca Raton, FL 33499

4.	Remuneration. As full and complete compensation for services described in this Agreement, the Company shall compensate Eastern Consulting as follows:

4.1  For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue the Consultant 10,000,000 shares of the Company’s Common Stock (“Common Stock”) to be delivered to Consultant as requested in amounts to be determined as the time of the request. The Company has also issued to the Consultant an additional 10,000,000 cashless options to purchase the common stock at 0.01. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this agreement and the ability to announce its relationship with Consultant. If the Company decides to terminate this Agreement prior to September 20, 2007 for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this agreement, it is agreed and understood that the Consultant will not be requested or demanded by the Company to return any of the 10,000,000 shares issued or 10,000,000 options granted to it hereunder. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company’s assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the 10,000,000 shares issue or the 10,000,000 options granted.

4.2  With each transfer of shares of Common Stock to be issued pursuant to this Agreement (collectively, the “Shares”), Company shall cause to be issued representing the Common Stock and a written opinion of counsel for the Company stating that said shares are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of them to Consultant has been dully authorized by the Company. Company warranty that all Shares issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance and any transfer of them to Consultant shall have been duly authorized by the Company’s board of directors.

Eastern Consulting
5030 Champion Blvd, G6-236
Boca Raton, FL 33499

  4.3   In connection with the acquisition of Shares hereunder, the Consultant represents and warrants to the Company, to the best of its/his knowledge, as follows:

(a)  Consultant acknowledges that the Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information which the Consultant has requested.

5.
Expenses. Consultant agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company’s constituents investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement.

6.
Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from Consultant’s communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant’s communication or dissemination of information not provided or authorized by the Company.

7.
Representations. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule of provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

Eastern Consulting
5030 Champion Blvd, G6-236
Boca Raton, FL 33499

8.
Legal Representation. The Company acknowledges that it has been represented by independent legal counsel in the preparation of this agreement. Consultant represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the Consultant deemed necessary.

9.
Status as Independent Contractor. Consultant’s engagement pursuant to this agreement shall be as independent contractor, and not as an employee, or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove as a gross amount of income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possess the authority to bind each other in any agreements without the express written consent of the entity to be bound.

10.
Attorney’s Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

11.	Waiver. The waiver by either party of a breach of any provision of this agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

12.
Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, prepaid, addressed to the other party at the address as set forth herein below:

Eastern Consulting
5030 Champion Blvd, G6-236
Boca Raton, FL 33499

To the Company:	To the Consultant:
Vsus Technologies, Inc.	Eastern Consulting
902 Clintmoore Road, Ste. 138	5030 Champion Blvd, G6-236
Boca Raton, FL 33487	Boca Raton, FL 33496
Marc Sporn

13.
Arbitration. Any controversy or claim arising out of or relating to this agreement, or the alleged breach thereof, or relating to Consultant’s activities or remuneration under this Agreement, shall be settled by binding arbitration in Florida, in accordance with the applicable rules of the American Arbitration Association, and under judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction as provided by Paragraph 14 herein..

14.
Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

AGREED TO:

“Company”   VSUS Technologies, Incorporated

Date: ______________  By: ____________________________

“Consultant”   Eastern Consulting

Date: _____________  By: ____________________________